AMENDMENT NUMBER TWO TO THE
                          AGREEMENT AND PLAN OF MERGER


         THIS AMENDMENT NUMBER TWO TO THE AGREEMENT AND PLAN OF MERGER (this "AMENDMENT"), dated as of December 10, 1997, by and between TPG PARTNERS II, L.P., a Delaware limited partnership ("PARENT"), TPG ZEUS ACQUISITION CORPORATION, a Delaware corporation ("SUB") and ZILOG, INC., a Delaware corporation (the "COMPANY"),

                              W I T N E S S E T H:

         WHEREAS, Parent and the Company are parties to that certain Agreement and Plan of Merger, dated as of July 20, 1997, as amended by Amendment Number One to the Agreement and Plan of Merger, dated as of November 18, 1997 (the "Merger Agreement"); and

         WHEREAS, pursuant to Section 8.3 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as provided herein:

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

         SECTION 1.  Definitions.  Capitalized terms used but not defined herein
                     -----------
shall the meanings set forth in the Merger Agreement.

         SECTION 2.  Amendment to the Merger Agreement.
                     ---------------------------------

         SECTION 2.1. Section 1.5(a) of the Merger Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

                  "(a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article IV of such Certificate of Incorporation is amended to read in its entirety as follows:

         FOURTH: The Corporation shall be authorized to issue 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. There shall be two classes of common stock of the Corporation. The first class of common stock of the Corporation shall have a par value of $0.01 and shall be designated "Common Stock" and the number of shares constituting such class shall be

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         35,000,000. The second class of stock of the Corporation shall have a par value of $0.01 and shall be designated "Class A Non-Voting Common Stock" and the number of shares constituting such class shall be 15,000,000. Holders of shares of Common Stock shall be entitled to one vote for each share of such stock held on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law. Holders of shares of Class A Non-Voting Common Stock shall not have any voting rights, except that the holders of shares of Class A Non-Voting Common Stock shall have the right to vote as a class to the extent required by the Delaware General Corporation Law. In all other respects the rights, powers, preferences and limitations of the Common Stock and Class A Non-Voting Common Stock shall be identical. The preferred stock shall have a par value of $100.00 and the board of directors may authorize the issuance from time to time of the preferred stock in one or more classes and/or series and with such powers, designations, preferences, rights and qualifications, limitations or restrictions (which may differ with respect to each such class and/or series) as the board may fix by resolution."

                  "As so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law."

         SECTION 3.  Representations and Warranties.
                     ------------------------------

         (a) The Company. The execution, delivery and performance of this
             -----------
Amendment by the Company have been duly authorized by the Board of Directors of the Company and by all other necessary corporate action on the part of the Company. This Amendment has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Amendment by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         (b) Parent and Sub. The execution, delivery and performance of this
             --------------
Amendment by each of Parent and Sub have been duly authorized by the General Partner of Parent and the Board of Directors of Sub, respectively, and by all other necessary partnership or corporate action on the part of Parent or Sub, respectively. This Amendment has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Amendment by the Company) constitutes the valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

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         SECTION 4.  Miscellaneous.
                     -------------

         (a) Other than as set forth in Section 2.1, this Amendment does not modify, change or delete any other addendum, term, provision, representation, warranty or covenant (the "PROVISIONS") relating to or contained in the Merger Agreement, and all such Provisions remain in full force and effect. For the avoidance of doubt, all references in the Merger Agreement to "the date hereof" or "the date of this Agreement" shall be deemed to be references to the date July 20, 1997.

         (b) This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         (c) This Amendment and any of the provisions hereof may not be amended, altered or added to in any manner except by a document in writing and signed by each party.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amendment

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

to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                        TPG PARTNERS II, L.P.

                                        By:  TPG GenPar II, L.P., its General
                                             Partner

                                        By:  TPG Advisors II, Inc., its General
                                             Partner



                                        By /s/ Richard Ekleberry
                                           -------------------------------------
                                           Name:  Richard Ekleberry
                                           Title:  Vice President



                                        TPG ZEUS ACQUISITION CORPORATION



                                        By: /s/ Richard Ekleberry
                                            ------------------------------------
                                            Name:  Richard Ekleberry
                                            Title:  Secretary and Treasurer



                                        ZILOG, INC.



                                        By  /s/ Edgar A. Sack
                                           -------------------------------------
                                           Name:  Edgar A. Sack
                                           Title:  President and CEO

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